UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-A
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FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934
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Sunnova Energy International Inc.
(Exact name of registrant as specified in its charter)
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Delaware	30-1192746
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)
20 East Greenway Plaza, Suite 540 Houston, Texas	77046
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (281) 892-1588

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange
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If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement file number to which this form relates: (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

N/A
(Title of class)

Item 1. Description of Registrant’s Securities to be Registered.

The Board of Directors (the “Board”) of Sunnova Energy International Inc. (the “Company”) has taken actions to facilitate the Company’s ability to preserve its net operating losses and certain other tax attributes. In connection therewith, on March 28, 2025, the Board declared a dividend of one preferred share purchase right (a “Right”) for each share of Common Stock, par value $0.0001 per share, of the Company outstanding on April 7, 2025 (the “Record Date”) to the stockholders of record on that date. In connection with the distribution of the Rights, the Company entered into a Section 382 Rights Agreement (the “Tax Asset Preservation Plan”), dated as of March 28, 2025, with Computershare Trust Company, N.A., as rights agent.

Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series D Preferred Stock, par value $0.0001 per share, of the Company (the “Preferred Shares”) at a price of $3.00 per one one-thousandth of a Preferred Share represented by a Right, subject to adjustment.

The Rights are in all respects subject to and governed by the provisions of the Tax Asset Preservation Plan, which is incorporated herein by reference. The description of the Rights is incorporated herein by reference to the description set forth under Items 1.01 and 5.03 of the Company’s Current Report on Form 8-K filed on March 28, 2025 and is qualified in its entirety by reference to the full text of the Tax Asset Preservation Plan.

Item 2. Exhibits.

Exhibit No.	Description
3.1
Certificate of Designations of Series D Preferred Stock of Sunnova Energy International Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on March 28, 2025).

4.1
Section 382 Rights Agreement, dated as of March 28, 2025, between Sunnova Energy International Inc. and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on March 28, 2025).

99.1	Sunnova Energy International Inc. Press Release dated March 28, 2025 (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on March 28, 2025).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

SUNNOVA ENERGY INTERNATIONAL INC.

Date: March 31, 2025	By:	/s/ David Searle
Name: David Searle
Title: Executive Vice President, General Counsel and Chief Compliance Officer